EXHIBIT 14

INTEGRITY	EXCELLENCE	TEAMWORK	COMMITMENT	SUSTAINABILITY

OUR VALUES IN ACTION

CATERPILLAR’S CODE OF CONDUCT

A MESSAGE FROM OUR CHAIRMAN
LIVING BY THE CODE
REPORTING RIGHTS & RESPONSIBILITIES
NO RETALIATION POLICY

INTEGRITY	EXCELLENCE	TEAMWORK
Honesty and Integrity	Product and Service Quality	Respect and Non-Harassment
Conflicts of Interest	Value to Customers	Fairness and Non-Discrimination
Competitive Conduct	Work Environment	Inclusive Environment
Free Trade	Employee Performance	Global Standards
Financial Reports and Accounting	Employee Development	Outside Organizations
Fair Communication	Risk Management	Dealers and Distributors
Inside Information	Enterprise Point of View	Suppliers
Improper Payments

COMMITMENT	SUSTAINABILITY
Personal Responsibility	Health and Safety
Protection of Assets	Innovation
Confidential Information	Environmental Responsibility
Electronic Communications	Infrastructure and Energy
Personal Privacy	Communities
Public Matters	Best Team
Government Contracts
ENTERPRISE POLICIES
WAIVER
Revised 2015

A MESSAGE FROM OUR CHAIRMAN
CATERPILLAR’S REPUTATION IS ONE OF OUR GREATEST ASSETS. WE ALL SHARE THE RESPONSIBILITY TO PROTECT IT – EVERY DAY. WE HAVE EARNED OUR SOLID REPUTATION BY DEVELOPING, BUILDING AND DELIVERING GREAT PRODUCTS AND SERVICES, AND BY ACTING ACCORDING TO THE HIGHEST ETHICAL STANDARDS.
That’s why our Code of Conduct is so important. The actions we take and the decisions we make tell the world who we are.
Since it was first published in 1974, the Code has defined and documented what we believe in and how we put those values into action. It doesn’t restrict our individuality or give specific instructions for every situation, but it serves as a daily reminder of the standards that are expected of me, of you, of every one at Caterpillar. The Code celebrates our diverse cultures, talents and experiences and unites us into a stronger, more innovative and cohesive team.
Thank you for taking the time to read and understand Our Values in Action – Caterpillar’s Code of Conduct that is the foundation of both our proud legacy and our promise for the future.
DOUGLAS R. OBERHELMAN
Chairman and Chief Executive Officer

LIVING BY THE CODE
INTEGRITY. EXCELLENCE. TEAMWORK. COMMITMENT. SUSTAINABILITY.
The words in this Code of Conduct define us. Despite our differences – in geography, culture, language and business – we are one Caterpillar, one company united by these common principles with a shared commitment to the highest standards of conduct.
While we conduct our business within the framework of applicable laws and regulations, for us, compliance with the law is not enough. We strive for more than that. Through our Code of Conduct, we envision a work environment all can take pride in, a company others respect and admire and a world made better by our actions. Together, we are laying the foundation for the values-based culture that will carry us forward to even higher levels of success. Together, we are upholding the reputation of one of the world’s great companies – and strengthening it for tomorrow.
This Code of Conduct applies to the daily activities of employees of Caterpillar Inc., its subsidiaries and affiliates worldwide and members of its Board of Directors. Each of us has a personal responsibility to read the Code of Conduct, understand what it means and apply it consistently. Those in our company who lead others hold a special position of responsibility to set the example of what it means to “live by the Code.”

CODE OF CONDUCT
REPORTING RIGHTS AND RESPONSIBILITIES
If you become aware of a circumstance or action that violates, or appears to violate, the Code of Conduct, enterprise policy or applicable law, contact your supervisor or local management as soon as possible. You have a further personal right and responsibility to report any circumstance or action that violates, or appears to violate, the Code of

Conduct, enterprise policy or applicable law. You must use these reporting rights responsibly and must report issues only where you reasonably believe there has been a violation, and not where the report is intended to be harassing, is based on personal opinion only or is otherwise trivial. You can raise a question or concern or make such a report to your supervisor, local management, local or corporate human resources teams or Legal Services. You always have the option to contact the Office of Business Practices using the contact information below.
Direct Telephone: +1-309-675-8662 (English only)
Toll-free Helpline: Caterpillar maintains toll-free Helpline numbers in various countries. Inside Canada, the United States and the U.S. Virgin Islands the number is 1-800-300-7898. Toll-free numbers currently in effect for other countries are posted at https://codeofconduct.cat.com. Language translation is available for those numbers. You may remain anonymous when you call from a country in which anonymous reporting is allowed.
Call Collect Helpline: +770-582-5275 (language translation available)
Regional Contacts: Available at https://codeofconduct.cat.com
Confidential Fax: +1-309-494-4818
Email: BusinessPractices@cat.com
Mailing Address: 100 NE Adams, Peoria, IL 61629, USA
Violations of Caterpillar policies, procedures or this Code of Conduct will be addressed promptly and effectively. In conjunction with the company’s HR guidance and local laws, violations may result in disciplinary action up to and including employment separation.
You can request a copy of the Office of Business Practices’ Data Privacy Statement using any of the methods listed above.
NO RETALIATION POLICY
Caterpillar will not take any action against you as a result of raising an ethical issue in good faith. Also, Caterpillar does not tolerate any reprisal by any individual against an employee for raising a concern or making a report in good faith.

INTEGRITY
The Power of Honesty
INTEGRITY IS THE FOUNDATION OF ALL WE DO.
It is a constant. Those with whom we work, live and serve can rely on us. We align our actions with our words and deliver what we promise. We build and strengthen our reputation through trust. We do not improperly influence others or let them improperly influence us. We are respectful and behave in an open and honest manner. In short, the reputation of the enterprise reflects the ethical performance of the people who work here.
We put Integrity in action when…
WE ARE HONEST AND ACT WITH INTEGRITY
We hold ourselves to the highest standard of integrity and ethical behavior. We tell the truth. We promise only what we can reasonably expect to deliver. We strive to keep our commitments. Our company’s stockholders, customers, dealers, distributors, suppliers, those with whom we do business and our fellow employees must be able to trust what we say and believe that we will always keep our word.
WE AVOID AND MANAGE CONFLICTS AND POTENTIAL CONFLICTS OF INTEREST
We must not engage in activities that create, or even appear to create, conflict between our personal interests and the interests of the company. These situations arise where a personal interest or family or other relationship makes it difficult for an individual to represent the company fully and fairly. Conflicts of interest can arise in any part of Caterpillar’s operations. The most serious conflicts of interest usually arise where an employee or former employee has authority to spend the company’s money, has authority to hire or engage with a person outside the company or has information that could be valuable to a person outside the company. A conflict of interest or the appearance of a conflict of interest very often arises when an employee is offered a gift, favor or entertainment. While some of this activity is part of a normal business relationship, we do not accept gifts, favors or entertainment that have a value greater than we could reasonably reciprocate or that obligate or appear to obligate us to act in any way contrary to the law, Caterpillar business interests or Caterpillar’s ethical business practices.
WE COMPETE FAIRLY
Caterpillar believes that fair competition is fundamental to free enterprise. We observe antitrust and competition laws where we do business. In relationships with competitors, dealers, distributors, suppliers and customers, we avoid arrangements that restrict our ability to compete with others. We are not involved in any arrangements, understandings or agreements with competitors affecting prices, terms upon which products are sold, or the number or type of products manufactured or sold.
WE ADVOCATE FOR FREE TRADE AND FOLLOW INTERNATIONAL TRADE LAWS
Caterpillar competes best in a free trade environment. Free trade requires us to continually improve our global competitiveness and creates an environment that allows us to better respond to our customers’ needs. We promote policies that enhance competition in the global marketplace and reduce – or better yet, eliminate – trade and investment barriers. We believe trade liberalization leads to economic gains that raise standards of living and improve quality of life. We are committed to following applicable international trade laws including import and export controls regulations, and compliance with sanctions and anti-boycott laws. Each of us has a responsibility to ensure that we comply with trade laws and regulations in any country where we do business.
WE ENSURE ACCURACY AND COMPLETENESS OF OUR FINANCIAL REPORTS AND ACCOUNTING RECORDS
Investors, creditors, regulatory authorities and others have a legitimate interest in our company’s financial and accounting information. The integrity of Caterpillar’s financial reports and accounting records is based on validity, accuracy, completeness, timeliness and understandability of basic information supporting entries to the company’s books of account. We will ensure every accounting or financial entry accurately reflects what is described by the supporting information. Each person at Caterpillar – not just those in finance and accounting – has a role in ensuring our financial records are complete and accurate and internal controls are honored. The same standards of integrity that apply to external financial reporting also apply to the financial statements that are used as internal management tools.
WE ARE FAIR, HONEST AND OPEN IN OUR COMMUNICATIONS
As employees, we communicate with each other in a respectful, fair, honest and open manner. As a public company, we have a responsibility to communicate information about our business to our stakeholders clearly, accurately and honestly. The disclosures we make in our reports and filings submitted to the U.S. Securities and Exchange Commission and to other governmental and regulatory agencies must be full, fair, accurate, timely and understandable. When we communicate publicly, we are consistent in our messages. Only designated spokespersons may communicate on behalf of Caterpillar or respond to requests for information from the media, governments, analysts and stockholders. When we release information about Caterpillar to the public, we do it fairly and impartially, without favoring any individual or group.
WE HANDLE INSIDE INFORMATION     APPROPRIATELY AND LAWFULLY
Inside information may be defined as information about a company that is not known to the public. Such information – certain financial data, technical materials and future plans for example – may have significant value to others and therefore must be kept strictly confidential. Inside information may be “material” if an investor would consider it important in making an investment decision. Anyone who has “material” inside information about Caterpillar must not use it for personal gain, provide it to others or trade in Caterpillar securities. Additionally, any Caterpillar employee who, as a result of his or her employment, receives material inside information about a third party (including dealers, suppliers, customers or competitors) must not trade in that company’s securities or advise others to do so. We expect all employees, their families and others whose relationships with Caterpillar give them access to inside information to comply with these principles and with Caterpillar’s policies regarding insider trading.
WE REFUSE TO MAKE IMPROPER PAYMENTS
In dealing with public officials, other corporations and private citizens, we firmly adhere to ethical business practices. We will not seek to influence others, either directly or indirectly, by paying bribes or kickbacks or by any other measure that is unethical or would tarnish our reputation for honesty and integrity. Even the appearance of such conduct must be avoided.

EXCELLENCE
The Power of Quality
WE SET AND ACHIEVE AMBITIOUS GOALS.
The quality of our products and services reflects the power and heritage of Caterpillar – the pride we take in what we do and what we make possible. We are passionate about people, process, product and service excellence. We are determined to serve our customers through innovation, continuous improvement, an intense focus on customer needs and a dedication to meet those needs with a sense of urgency. For us, Excellence is not only a value; it is a discipline and a means for making the world a better place.
We put Excellence in action when…
WE ACCEPT NOTHING BUT THE BEST QUALITY IN OUR PRODUCTS AND SERVICES
We are dedicated to quality and take personal pride in all the products and services we provide. Our intense, acute focus on the needs of our customers continuously drives us to improve. Our continued success depends on exceeding the expectations of our customers and standing behind everything we do.
WE FOCUS ON DELIVERING THE HIGHEST VALUE TO OUR CUSTOMERS, ALWAYS WITH A SENSE OF URGENCY
We are driven to meet the needs of our customers. We have built a reputation for excellence by listening to our customers, understanding their needs and challenges and delivering products, services and solutions that help them succeed. Our customers expect the best from Caterpillar. Each of us must ensure that our individual decisions and actions contribute to a positive perception of the company, enhance our customers’ satisfaction and promote their loyalty. To do so, we act with a sense of urgency to deliver the highest possible value in the products and services we provide. Our commitment to quality, the Guiding Principles of the Caterpillar Production System and continuous improvement makes that possible.
WE ESTABLISH A WORK ENVIRONMENT THAT SUPPORTS EXCELLENCE
Caterpillar employees expect our work environment to promote personal achievement, continual learning and a feeling of self-worth. We actively seek and share diverse viewpoints to achieve excellence. Employees have the right to express good-faith opinions about how we can improve our own performance and the performance of the company. We actively listen, respond, encourage teamwork and make decisions based on facts and data.
WE SELECT, PLACE AND EVALUATE EMPLOYEES BASED ON THEIR QUALIFICATIONS AND PERFORMANCE
Caterpillar selects, places, evaluates and rewards employees based on their personal qualifications, skills for the job, demonstrated performance and the contributions they make to Caterpillar.
WE PROVIDE EMPLOYEES WITH OPPORTUNITIES TO DEVELOP
We ask employees to give their best efforts, learn from their successes and setbacks and pursue opportunities to improve their performance on their own initiative, as well as through continual learning programs offered by the company and recommended by their leaders. We encourage self-development and will assist employees in mastering their current jobs and improving their job skills. We are committed to assuring opportunities for all employees to develop their abilities and contribute to Caterpillar’s success.

WE SEE RISK AS SOMETHING TO BE MANAGED, AND AS POTENTIAL OPPORTUNITY
Because we realize that business and risk are inseparable, we proactively identify, assess and manage risks that have the most potential to impact our business. For us, managing risk also involves looking for opportunities for potential competitive advantage.
WE TAKE AN ENTERPRISE POINT OF VIEW
Taking an “enterprise point of view” means promoting the best interests of our company as a whole. We strive to ensure local decisions do not put the enterprise at a competitive disadvantage. We must always consider the enterprise when making decisions. Our success requires that we continually leverage entrepreneurial thinking in our individual business units and apply what we learn across the enterprise to make all our products and services better.

TEAMWORK
The Power of Working Together
WE HELP EACH OTHER SUCCEED.
We are a team, sharing our unique talents to help those with whom we work, live and serve. The diverse thinking and decision making of our people strengthens our team. We respect and value people with different opinions, experiences and backgrounds. We know that by working together, we can produce better results than any of us can achieve alone.
We put Teamwork in action when…
WE TREAT OTHERS WITH RESPECT AND DO NOT TOLERATE INTIMIDATION OR HARASSMENT
The full value of each individual’s contribution can be realized only when we treat one another with the respect, trust and dignity we ourselves expect. Caterpillar insists on a work environment free of intimidation and harassment. As individual employees, we have the right to expect a positive working environment, along with the responsibility to speak out and ask for change if we observe conduct that runs contrary to this principle.
WE TREAT PEOPLE FAIRLY AND PROHIBIT DISCRIMINATION
We build and maintain a productive, motivated workforce by treating all employees fairly and equitably. We respect and recognize the contributions of employees as well as other stakeholders. We will select and place employees on the basis of their qualifications for the work to be performed, considering accommodations as appropriate and needed – without regard to race, religion, national origin, color, gender, gender identity, sexual orientation, age and/or physical or mental disability. We support and obey laws that prohibit discrimination everywhere we do business.
WE FOSTER AN INCLUSIVE ENVIRONMENT
We embrace diversity and inclusion. We respect the uniqueness of individuals and appreciate our differences. We value the diversity of unique talents, skills, abilities, cultures and experiences that enable our people to achieve superior business and personal results. We know that when we seek out and are receptive to various points of view, we drive innovative solutions, deliver superior results and positively impact the people and communities we serve.

WE CONDUCT BUSINESS WORLDWIDE WITH CONSISTENT GLOBAL STANDARDS
As a global company, we understand there are many differing economic and political philosophies and forms of government throughout the world. We acknowledge the wide diversity that exists among the social customs and cultural traditions in the countries in which we operate. We respect such differences, and to the extent that we can do so in keeping with the principles of our Code of Conduct, we will maintain the flexibility to adapt our business practices to them. We will leverage our global experience to achieve the best results for the enterprise.
WE COLLABORATE WITH KEY ENTITIES AND ORGANIZATIONS OUTSIDE OUR COMPANY
The company’s strength and longevity are the result of our ability to sustain long-lasting, mutually rewarding relationships with our customers, dealers, distributors, suppliers, investors and others with whom we do business. We engage in meaningful dialogue with these stakeholders as well as appropriate governmental and nongovernmental organizations. We listen, learn and innovate and we continuously work to strengthen these relationships through conscientious, trustworthy behavior.
WE BUILD OUTSTANDING RELATIONSHIPS WITH OUR DEALERS AND DISTRIBUTION CHANNEL MEMBERS
Our dealers and distributors around the world serve as a critical link between our company and our customers. We rely on them to participate with us in building and maintaining the long-standing customer relationships that have made Caterpillar successful. We value their positive contributions to our reputation and their deep commitment to the customers and communities they serve. We sustain our outstanding relationships with them through trust, communication and shared rewards. We work continuously with them to provide products, services and support solutions necessary to satisfy customer needs worldwide.
WE VIEW OUR SUPPLIERS AS OUR BUSINESS ALLIES
We seek strong, mutually rewarding business relationships with suppliers who enhance the value of our products and services through close collaboration throughout the entire life cycle. We view suppliers as extensions of our company and an essential part of our extended value chain and commitment to quality. We look for suppliers and business allies who demonstrate strong values and commit to the ethical principles outlined in the Caterpillar Supplier Code of Conduct. We expect suppliers to comply with the sound business practices we embrace, follow the law and conduct activities in a manner that respects human rights. No supplier is required to buy Caterpillar products in order to compete for business or to continue as a supplier. We do reserve the right, consistent with applicable law, to require suppliers to use Caterpillar equipment when performing work on Caterpillar premises and where Caterpillar offers a product appropriate for the work being performed. We encourage fair competition among our potential suppliers, contractors and other vendors and work equitably and reasonably with all.

COMMITMENT
The Power of Responsibility
WE EMBRACE OUR RESPONSIBILITIES.
Individually and collectively, we make meaningful commitments – first to each other, and then to those with whom we work, live and serve. We understand and focus on the needs of our customers. We are responsible members of our communities who are dedicated to safety, care for our environment and manage our business ethically. We know it is both our duty and our honor to carry the Caterpillar heritage forward.

We put Commitment in action when…
WE TAKE PERSONAL RESPONSIBILITY
We are committed to the success of Caterpillar and we each have a responsibility to protect and uphold Caterpillar’s reputation. All employees are personally accountable for meeting both individual and shared goals. We expect employees to use good judgment and avoid any communication, disclosure or interaction that might disparage, defame or damage our reputation. Employees are personally responsible for adhering to applicable business practices, following company policies, procedures and complying with the law.
WE PROTECT OUR ASSETS, BRANDS AND INTELLECTUAL PROPERTY
We go to extraordinary lengths to preserve, protect and responsibly use all of our assets. This includes tangible as well as intangible assets, such as our brands, technology, business information and intellectual capital. We will not make unauthorized disclosure of trade secrets or other sensitive information belonging to the company, our customers, dealers or suppliers – either during employment by our company or thereafter. When sharing company information with others, we strive to ensure appropriate controls are in place to protect our interests. We respect the valid intellectual property rights of others. While we may hire individuals who have knowledge and experience in various technical areas, we do not employ people as a means of gaining access to trade secrets and sensitive information of others. We have a personal responsibility to use every appropriate means to safeguard our company’s assets from loss, theft, damage or misuse.
WE SAFEGUARD OUR CONFIDENTIAL INFORMATION
We consider information we own to be an asset and protect it accordingly. Some information we communicate publicly, including advertising, product documentation, news releases and public financial reporting. Everything else – including trade secrets, confidential financial information, new product or service development plans and other corporate and personal information – we protect through appropriate and reasonable safeguards and where applicable, legally enforceable agreements.
WE USE ELECTRONIC COMMUNICATIONS TECHNOLOGY RESPONSIBLY AND PROFESSIONALLY
Electronic communication technology plays a vital role in how we conduct our business every day. The company’s technology is maintained for legitimate business activities by authorized individuals and to support a positive, professional business climate. Access to and use of company technology including the Internet and Caterpillar systems is expected to be managed in a responsible and professional manner consistent with the Code and other company policies.
WE RECOGNIZE AND RESPECT PERSONAL PRIVACY
We recognize and respect the personal information privacy interest of individuals. We collect and process only personal information needed or appropriate for business purposes, and do so only by lawful and fair means. We take reasonable and appropriate measures designed to safeguard the security and confidentiality of company records containing personal information whether those records are held by Caterpillar or by a Caterpillar business partner.
WE PARTICIPATE IN PUBLIC MATTERS IN AN APPROPRIATE MANNER
We believe engagement in public policy issues around the world is vital to Caterpillar’s success. With oversight by the Board of Directors, the company engages in public policy issues and may make political contributions as laws allow and with the approval of government affairs. Our employees should feel free to participate in public matters and political processes according to their individual beliefs. Where employees participate as individuals in public matters or the political process, such activity must be done in an individual capacity as a private citizen without the use of company assets.
WE RESPECT THE UNIQUE RULES THAT GOVERN DOING BUSINESS WITH THE PUBLIC SECTOR
We are mindful that special rules apply to contracts with governments and state-owned enterprises. We honor our contractual commitments to these customers and follow all applicable laws for transacting in the public marketplace. We hold ourselves accountable for meeting the obligations imposed by this type of business and ensure we act with honesty and integrity.

SUSTAINABILITY
The Power of Endurance
WE ARE COMMITTED TO BUILDING A BETTER WORLD.
Sustainability is part of who we are and what we do every single day. We recognize progress involves a balance of environmental stewardship, social responsibility and economic growth. We consider this as we work toward a vision of a world in which people’s basic needs – such as shelter, clean water, education and reliable energy – are fulfilled. We provide work environments, products, services and solutions that make productive and efficient use of resources as we strive to achieve our vision. We believe this commitment supports the enduring success of our customers, stockholders, dealers and our people.
We put Sustainability in action when…
WE PROTECT THE HEALTH AND SAFETY OF OURSELVES AND OTHERS
We value our people and contribute toward a global environment in which people can live safe, healthy and productive lives. We put safety first with an aspirational goal to prevent all injuries, occupational illnesses and safety incidents. We actively promote the health and safety of everyone on our property with policies and practical programs that help individuals safeguard themselves and their co-workers. Our commitment to safe practices extends throughout our value chain – from suppliers to end users. We are committed to providing our customers with products and services that are safe and reliable.
WE INNOVATE TO MAKE OUR CUSTOMERS MORE EFFICIENT AND PRODUCTIVE
We innovate to provide customers with products, services and solutions that improve the sustainability of their operations. We leverage technology and customer insight to improve product performance, promote remanufacturing to extend product life and make job sites more productive, safer and more efficient. We encourage our dealers to do the same. We support sustainable solutions that protect and preserve the environment while leading to profitable growth for Caterpillar and our customers. Our products and services will meet or exceed applicable regulations wherever they are initially sold.
WE FOCUS ON ENVIRONMENTAL RESPONSIBILITY AND PREVENTING WASTE
We focus on improving the quality and efficiency of our operations while reducing our environmental impact. We support environmental stewardship by utilizing business processes that enable waste prevention, improve quality and promote the efficient use of resources in our locations. Our waste prevention efforts are integrated end-to-end across the value chain from suppliers to our dealers. We work with them to improve the processes and systems used throughout the manufacturing and delivery of our products. We are committed to complying with environmental laws and regulations and expect our suppliers and dealers to do the same.
WE SUPPORT INFRASTRUCTURE DEVELOPMENT AND ACCESS TO ENERGY
Meeting the demands of the increasing global population and improving the standard of living throughout the world will require infrastructure development including access to safe and reliable energy sources. We support balanced and comprehensive policies that promote continued infrastructure development and utilization of all energy resources, including traditional sources of energy as well as alternative and renewable energy technologies. We develop products and services that contribute to sustainable power generation and infrastructure development solutions.
WE ARE PRO-ACTIVE MEMBERS OF OUR COMMUNITIES
As individuals and as a company, we contribute our time and resources to promote the health, welfare and economic stability of communities around the world. We conduct our business in a manner that respects human rights. We encourage all employees to participate in activities that strengthen our communities. Our success should also contribute to the quality of life, prosperity and sustainability of communities where we work, live and serve.
WE ATTRACT AND DEVELOP THE BEST TEAM
We understand the importance of our people to Caterpillar’s enduring success. We attract and develop the best team of innovative, high performing employees and strategically plan our global workforce needs. We build trust and engagement through open and honest dialogue and encourage employees to pursue their career aspirations and personal development. A sustainable workforce is one that is always ready to deliver on our commitments now and in the future.
ENTERPRISE POLICIES AND ADDITIONAL INFORMATION
Enterprise Policies and other more detailed company policies, as well as additional information and guidance on this Code of Conduct, are available to employees at https://codeofconduct.cat.com, or by contacting the Office of Business Practices using any of the methods listed previously. The Code of Conduct is also available to the public at http://www.caterpillar.com/Code-of-Conduct. The Enterprise Policies in force at the time this Code of Conduct was published are:
• Antitrust
• Company Attitudes on Partisan Politics and Public Issues
• Conflicts of Interest
• Data Privacy
• Enterprise Facilities
• Free Trade
• Improper Payments
• Intellectual Property Rights

• Protection of Assets
• Providing and Receiving Travel, Gifts and Entertainment
• Public Communications

WAIVER
Those in our company who lead others hold a special position of responsibility to set the example of what it means to “live by the Code.” As a result, any waiver of the Code of Conduct for an Executive Officer or Director may be made only by the Board of Directors and will be promptly disclosed as required by law or regulation. Waivers of the Code of Conduct for any other employee may be made only by the Chief Ethics and Compliance Officer and Office of Business Practices.

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